FORM 4

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue.
      See Instructions 1(b).

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                     Filed pursuant to Section 16(a) of the
                    Securities Exchange Act of 1934, Section
                   17(a) of the Public Utility Holding Company
                                 Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.  Name and Address of Reporting Person

Richardson                    Thomas                                  M.
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(Last)                              (First)                            (Middle)

P.O. Box 1457
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                                    (Street)
Waitsfield                           VT                           05763
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(City)                              (State)                            (Zip)

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2.  Issuer Name and Ticker or Trading Symbol

American Skiing Company (SKI)
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3.  IRS or Social Security Number of Reporting Person (Voluntary)

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4.  Statement for Month/Year

October, 1999
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5.  If Amendment, Date of Original (Month/Year)

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6.  Relationship of Reporting Person to Issuer
     (Check all applicable)
[   ] 10% Owner
[   ] Director
[   ] Officer (give title below)
[ X ] Other (specify below)

Managing Director of Significant Subsidiary
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7. Individual or Joint/Group  Filing (Check  Applicable  Line)
[X] Form filed by One Reporting Person
[ ] Form filed by More than One Reporting Person

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

Form 4 (continued)

TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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
1.Title of Security  2. Transaction Date  3. Transaction   4. Securities Acquired  5. Amount of       6. Owernship     7. Nature of
  (Instr. 3)            (Month/Day/Year)     Code            (A) or Disposed of       Securities         Form:            Indirect
                                             (Instr. 8)      (D)(Instr. 3, 4          Beneficially       Direct (D)       Beneficial
                                                                and 5)                Owned at End of    Indirect (I)     Ownership
                                                                                      Month (Instr. 3    (Instr. 4)       (Instr. 4)
                                                                                      and 4)
                                           ---------------  --------------------
                                           ------ --------- ------ ------- -----
                                           Code       V     Amount   (A)   Price
                                                                    or (D)
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Common Stock $.01 Par
Value                     October 22, 1999   X               20,000   A     $2.00        16,000             D                N/A
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Common Stock $.01 Par
Value                     October 22, 1999   S                2,000   D     $4.50        16,000             D                N/A
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Common Stock $.01 Par
Value                     October 25, 1999   S                2,000   D     $5.00        16,000             D                N/A
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

Reminder: Report on a separate line for each class of security beneficially owned directly or indirectly . (Print or Type Responses)


  TABLE II -Derivative Securities Acquired, Disposed of, or Beneficially owned
          (e.g., put, calls, warrants, options, convertible securities)
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

1.Title   2.Conversion 3.Trans-  4.Trans-  5.Number   6.Date      7.Title      8.Price    9.Number      10.Owner-  11.Nature of
  of        or           action    action    of         Exercis-    and          of         of             ship       Indirect
  Deriva    Exercise     Date      Code      Deriva-    and Expir-  Amount of    Deriva-    Deriva-        form       Beneficial
  tive      Price of     (Month/   (Instr 8) tive       ation Date  underlying   tive       tive           of         Ownership
(Instr. 3)  Security                                    (Month/     Securities   Security   Securities     Deriva-    (Instr. 4)
                                                         Day/Year)  (Instr. 3    (Instr. 4) Beneficially   tive
                                                                       and 4                owned at       Security
                                                                                            end of         Direct
                                                                                            Month          (D)
                                                                                            (Instr.4)      Indirect (I)

                                   Code  V    (A) (D)  Date    Expir-            Amount
                                                       Exersis ation             or
                                                       able    Date   Title      Number of
                                                                                 Shares
                                   --------   -------  -------------- -----      ---------


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Options                                                                Common
(right to                                                              Stock ($.01)
buy)       $2.00          10/22/99     X        20,000 10/7/97 10/7/07 par value)   20,000     80,300          D           N/A
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

Explanation of Responses:

                             /s/ Thomas M. Richardson             11/3/99
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                            **Signature of Reporting Person      Date

Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18.U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 5 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form display a current valid OMB Number.